EXHIBIT 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES FINANCIAL RESULTS FOR THE
SECOND QUARTER ENDED JUNE 30, 2020

•	Second quarter diluted earnings per share of $0.65, an increase of 18.2% compared to same period in 2019;

•	Second quarter net income of $21.6 million, an increase of 15.8% compared to same period in 2019;

•	Linked quarter deposits increased $331.4 million;

•	Annualized return on second quarter average tangible equity of 15.24%(1);

•	Allowance for loan losses to total loans, 1.55%;

•	Nonperforming assets remain low at 0.24% of total assets.

Tyler, Texas (July 22, 2020) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:SBSI) today reported its financial results for the quarter ended June 30, 2020. Southside reported net income of $21.6 million for the three months ended June 30, 2020, an increase of $2.9 million, or 15.8%, compared to $18.6 million for the same period in 2019. Earnings per diluted common share increased $0.10, or 18.2%, to $0.65 for the three months ended June 30, 2020, from $0.55 for the same period in 2019. The annualized return on average shareholders’ equity for the three months ended June 30, 2020 was 10.82%, compared to 9.68% for the same period in 2019.  The annualized return on average assets was 1.17% for the three months ended June 30, 2020, compared to 1.20% for the same period in 2019.

“Solid second quarter financial results reflect the strength of our balance sheet, capital position, and underlying earnings,” stated Lee R. Gibson, President and Chief Executive Officer of Southside. “Net income of $21.6 million and earnings per share of $0.65, are two of the highlights for the quarter after recording a $5.2 million provision for credit losses, largely related to the novel coronavirus (“COVID-19”). Asset quality remains solid with nonperforming assets as a percent of total assets unchanged on a linked quarter basis at 0.24%. Linked quarter, our net interest spread increased six basis points and net interest margin decreased one basis point. Approximately $308 million of Paycheck Protection Program (“PPP”) loans made during the quarter had a slight negative impact on both our net interest spread and margin during the quarter.”

“Loans, including those made through the PPP, increased $251.6 million, or 7.0%, during the quarter. Loans, net of PPP loans, decreased approximately $57 million. While our loan growth expectations are lower for the remainder of the year due to the uncertainty of COVID-19, we continue to look for loan growth opportunities.”

“In June of 2020, we froze all future benefit accruals in our defined benefit retirement plan (“Retirement Plan”) to remaining active employed participants, effective December 31, 2020, following a freeze to new entrants into the Retirement Plan as of December 31, 2005. As a result of the decision in June 2020 to freeze future benefits, the Retirement Plan liability was remeasured as of June 30, 2020. As a result of the freeze of future benefits and remeasurement, we recorded a curtailment expense of approximately $163,000 and a decrease to our accumulated other comprehensive income, included in shareholders’ equity, of approximately $6.0 million, the latter due primarily to the decrease in the discount rate from 3.41% to 2.78%. As a result of the remeasurement of the liability at June 30, 2020, we expect an increase of approximately $450,000, or 33.2%, to retirement expense during the last half of this year, compared to the first six months of 2020. Utilizing the current assumptions, we expect the freeze of all future benefit accruals will result in a reduction in retirement expense, included in salaries and employee benefits, of approximately $2 million during 2021.”

“Like much of the nation, COVID-19 continues to impact the communities we serve. I remain extremely proud of our Southside team, their great attitudes and the manner in which they have embraced change, while continuing to provide outstanding customer service during this challenging time. Throughout this pandemic, our primary concern has been and remains the safety of our customers and employees. To that end, some of our methods and delivery channels have temporarily changed to provide the high level of quality service our customers expect and receive. Utilizing the strength of our balance sheet, liquidity and capital position, we believe we are well positioned to continue growing our Texas franchise.”

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Operating Results for the Three Months Ended June 30, 2020
Net income was $21.6 million for the three months ended June 30, 2020, compared to $18.6 million for the same period in 2019, an increase of $2.9 million, or 15.8%. Earnings per diluted common share were $0.65 for the three months ended June 30, 2020, compared to $0.55 for the same period in 2019, an increase of 18.2%. The increase in net income was largely driven by a decrease in interest expense, an increase in noninterest income and a decrease in income tax expense, partially offset by an increase in the provision for credit losses and a decrease in interest income. Annualized returns on average assets and average shareholders’ equity for the three months ended June 30, 2020 were 1.17% and 10.82%, respectively.  Our efficiency ratio (FTE)(1) was 48.29% for the three months ended June 30, 2020, compared to 51.91% for the three months ended March 31, 2020.
Net interest income for the three months ended June 30, 2020 was $47.3 million compared to $43.1 million for the same period in 2019. Linked quarter, net interest income increased $2.6 million, or 5.7%, compared to $44.7 million during the three months ended March 31, 2020. The increase in net interest income compared to the same period in 2019 and the linked quarter was due primarily to the decrease in interest expense on our interest bearing liabilities, a result of lower funding costs on our interest bearing liabilities, partially offset by a decrease in interest income due to a decrease in average yield on our interest earning assets during the three months ended June 30, 2020.
Our tax equivalent net interest margin(1) was 3.02% for the three months ended June 30, 2020 compared to 3.17% for the same period in 2019. The decrease was due to the shift in interest earning assets from higher yielding loans into securities and lower yielding average PPP loan balances included during the three months ended June 30, 2020. Our tax equivalent net interest margin linked quarter decreased one basis point compared to 3.03% for the three months ended March 31, 2020.
Noninterest income was $12.2 million for the three months ended June 30, 2020, an increase of 8.3%, compared to $11.3 million for the same period in 2019. The increase was primarily due to increases in net gain on sale of securities available for sale and gain on sale of loans, partially offset by decreases in deposit services income, other noninterest income and trust fees. On a linked quarter basis, noninterest income decreased $3.3 million, or 21.3%, due to a $2.9 million decrease in net gain on sale of securities available for sale and a decrease in deposit services income, partially offset by an increase in gain on sale of loans.
Noninterest expense was $29.9 million for the three months ended June 30, 2020, a slight increase compared to $29.7 million for the same period in 2019. The increase was the result of increases in salaries and employee benefits, net occupancy expense and software and data processing expense, partially offset by decreases in advertising, travel and entertainment expense, FDIC insurance, other noninterest expense and amortization of intangibles. On a linked quarter basis, noninterest expense decreased $0.7 million, or 2.2%, compared to the three months ended March 31, 2020. The decrease was due to decreases in salaries and employee benefits and advertising, travel and entertainment expenses, partially offset by increases in other noninterest expense and net occupancy expense.
Income tax expense decreased $0.8 million for the three months ended June 30, 2020 compared to the same period in 2019. On a linked quarter basis, income tax expense increased $2.3 million. Our effective tax rate (“ETR”) decreased to 11.5% for the three months ended June 30, 2020 compared to 16.1% for the three months ended June 30, 2019 and increased compared to 10.8% for the three months ended March 31, 2020. The lower ETR for the three months ended June 30, 2020, as compared to the same period in 2019, was primarily due to an increase in tax-exempt income as a percentage of pre-tax income for the three months ended June 30, 2020.
Operating Results for the Six Months Ended June 30, 2020
Net income was $25.5 million for the six months ended June 30, 2020, compared to $37.4 million for the same period in 2019, a decrease of $11.9 million, or 31.8%. Earnings per diluted common share were $0.76 for the six months ended June 30, 2020, compared to $1.11 for the same period in 2019, a decrease of 31.5%. The decrease in net income was primarily driven by an increase in the provision for credit losses after adopting ASU 2016-13(2) (“CECL”) and noninterest expense, as well as a decrease in interest income, partially offset by a decrease in interest expense, an increase in noninterest income and a decrease in income tax expense. The increase in the provision for credit losses for the six months ended June 30, 2020, was primarily due to the recent developments related to COVID-19 and the resulting impact on the economic assumptions used in the CECL model. The adoption of CECL(2) replaced the incurred loss model with an expected credit loss methodology. Annualized returns on average assets and average shareholders’ equity for the six months ended June 30, 2020 were 0.72% and 6.31%, respectively.  Our efficiency ratio (FTE)(1) was 50.06% for the six months ended June 30, 2020, compared to 52.53% for the six months ended June 30, 2019.
Net interest income for the six months ended June 30, 2020 was $92.0 million, compared to $84.3 million during the same period in 2019, an increase of $7.7 million, or 9.2%. The increase in net interest income compared to the same period in 2019 was due primarily to the decrease in interest expense on our interest bearing liabilities, a result of lower funding costs on our interest bearing liabilities, partially offset by a decrease in interest income due to a lower yield on our interest earning assets during the six months ended June 30, 2020.

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Our tax equivalent net interest margin(1) was 3.02% for the six months ended June 30, 2020, compared to 3.12% for the same period in 2019. The decrease was due to the shift in interest earning assets from higher yielding loans into securities and to a lesser extent, lower yielding average PPP loan balances included during the six months ended June 30, 2020.
Noninterest income was $27.7 million for the six months ended June 30, 2020, an increase of 33.2%, compared to $20.8 million for the same period in 2019. The increase was primarily due to increases in net gain on sale of securities available for sale and gain on sale of loans, partially offset by decreases in deposit services income and trust fees.
Noninterest expense was $60.4 million for the six months ended June 30, 2020, compared to $59.3 million for the same period in 2019, an increase of $1.0 million, or 1.8%. The increase was primarily due to increases in salaries and employee benefits, net occupancy expense and software and data processing expense, partially offset by decreases in FDIC insurance, other noninterest expense, advertising, travel and entertainment expense and amortization of intangibles.
Income tax expense decreased $3.4 million for the six months ended June 30, 2020, compared to the same period in 2019. Our ETR was approximately 11.4% and 15.2% for the six months ended June 30, 2020 and 2019, respectively. The lower ETR for the six months ended June 30, 2020, as compared to the same period in 2019, was primarily due to an increase in tax-exempt income as a percentage of pre-tax income.
Balance Sheet Data
At June 30, 2020, we had $7.33 billion in total assets, compared to $6.75 billion at December 31, 2019 and $6.37 billion at June 30, 2019.
Loans at June 30, 2020 were $3.85 billion, an increase of $392.4 million, or 11.3%, compared to $3.46 billion at June 30, 2019. Linked quarter loans increased $251.6 million, or 7.0%, from $3.60 billion at March 31, 2020. The linked quarter net increase in our loans consisted primarily of increases of $255.2 million of commercial loans and $55.7 million of commercial real estate loans, partially offset by decreases of $33.2 million of construction loans and $26.1 million in 1-4 family residential loans. The increase in commercial loans is due entirely to $308.4 million of PPP loans at June 30, 2020.
Securities at June 30, 2020 were $2.80 billion, an increase of $564.0 million, or 25.2%, compared to $2.24 billion at June 30, 2019. The increase occurred primarily during the first quarter of 2020, with the remainder of the increase occurring during each of the last two quarters of 2019. Linked quarter, securities decreased $147.6 million, or 5.0%, from $2.95 billion at March 31, 2020 due to the sale of primarily Texas municipal securities and mortgage related securities.
Deposits at June 30, 2020 were $5.07 billion, an increase of $591.3 million, or 13.2%, compared to $4.48 billion at June 30, 2019. Linked quarter, deposits increased $331.4 million, or 7.0%, from $4.74 billion at March 31, 2020, primarily due to an increase in commercial noninterest bearing checking accounts, and to a lesser extent, an increase in individual noninterest bearing checking accounts. These increases were largely driven by PPP loan disbursements deposited into our noninterest bearing commercial accounts.
CECL Adoption and Asset Quality

During the first quarter, we adopted ASU 2016-13, Financial Instruments - Credit Losses, often referred to as CECL. Upon the adoption of CECL, we recorded a cumulative-effect adjustment that decreased retained earnings by $7.8 million, net of tax. This adjustment was the result of a $5.3 million increase in the allowance for loan losses, from $24.8 million at December 31, 2019 to $30.1 million upon adoption, including $0.2 million for purchased loans with credit deterioration, and a $4.8 million increase in other liabilities related to the allowance for off-balance-sheet credit exposures.

Based on the credit quality of our securities portfolio, the adoption of CECL did not result in the recording of an allowance for credit losses on our held-to-maturity securities.
Nonperforming assets at June 30, 2020 were $17.6 million, or 0.24% of total assets, an increase of $0.2 million, or 0.9%, compared to $17.4 million, or 0.26% of total assets, at December 31, 2019, and a slight increase from $17.4 million, or 0.24% of total assets, at March 31, 2020. During the three months ended June 30, 2020, nonaccrual loans increased $0.4 million, or 8.0%.
The allowance for loan losses increased to $59.9 million, or 1.55% of total loans at June 30, 2020, compared to $24.8 million, or 0.69% of total loans, at December 31, 2019, and $53.6 million, or 1.49% of total loans, at March 31, 2020. The increase year-to-date is due to the adoption of CECL and the economic uncertainty related to the COVID-19 pandemic and resulting expected losses.
For the three months ended June 30, 2020, we recorded provision for credit losses for loans of $6.3 million, compared to a provision for loan losses of $2.5 million for the three months ended June 30, 2019 and a provision for credit losses of $24.1 million for the three months ended March 31, 2020. The provision for credit losses for the six months ended June 30, 2020 was $30.4 million,

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compared to $1.6 million for the six months ended June 30, 2019. The increase during 2020 was primarily due to the application of the CECL model and the economic impact of COVID-19 on macroeconomic factors used in the CECL methodology, including the potential for credit deterioration. If the COVID-19 pandemic and economic impact is prolonged, it is likely that credit losses and nonperforming assets may increase. Net charge-offs were $0.1 million for the three months ended June 30, 2020, compared to net charge-offs of $2.0 million for the three months ended June 30, 2019 and $0.5 million of net charge-offs for the three months ended March 31, 2020. Net charge-offs were $0.7 million for the six months ended June 30, 2020, compared to $3.9 million for the six months ended June 30, 2019.
For the three months ended June 30, 2020, we recorded a reversal of provision for credit losses for off-balance-sheet credit exposures of $1.1 million, compared to a provision of $25,000 for the three months ended June 30, 2019 and a provision of $1.2 million, for the three months ended March 31, 2020. The reversal of provision of $1.1 million for the three months ended June 30, 2020 was a result of a lower balance of off-balance-sheet credit exposures compared to the three months ended March 31, 2020. The provision for credit losses for off-balance-sheet credit exposures for the six months ended June 30, 2020 was $0.1 million, compared to a reversal of provision of $31,000 for the six months ended June 30, 2019. The balance of the allowance for off-balance-sheet credit exposures at June 30, 2020 was $6.4 million, and is included in other liabilities.
Dividend
Southside Bancshares, Inc. declared a second quarter cash dividend of $0.31 per share on May 7, 2020, which was paid on June 4, 2020, to all shareholders of record as of May 21, 2020.

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(1) Refer to “Non-GAAP Financial Measures” below and to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.
(2) We adopted ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” on January 1, 2020. ASU 2016-13 replaced the incurred loss model with an expected loss methodology that is referred to as current expected credit loss. Adoption of this guidance on January 1, 2020, resulted in a cumulative-effect adjustment to reduce retained earnings by $7.8 million, net of tax. Due to the adoption of the guidance under the modified retrospective approach, prior periods have not been adjusted and thus may not be comparable.

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Conference Call
Southside's management team will host a conference call to discuss its second quarter ended June 30, 2020 financial results on Wednesday, July 22, 2020 at 9:00 a.m. CDT.  The call can be accessed by dialing 844-775-2540 and by identifying the conference ID number 3667014 or by identifying “Southside Bancshares, Inc., Second Quarter 2020 Earnings Call.”  To listen to the call via webcast, register at https://investors.southside.com.
For those unable to listen to the conference call live, a recording will be available from approximately 12:00 p.m. CDT July 22, 2020 through 12:00 p.m. CDT August 3, 2020 by accessing the company website, https://investors.southside.com.

Non-GAAP Financial Measures
Our accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of our performance. These include the following fully taxable-equivalent measures (“FTE”): (i) Net interest income (FTE), (ii) Net interest margin (FTE), (iii) Net interest spread (FTE), and (iv) Efficiency ratio (FTE), which include the effects of taxable-equivalent adjustments using a federal income tax rate of 21% for the three and six months ended June 30, 2020 and 2019 to increase tax-exempt interest income to a tax-equivalent basis. Interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments.
Net interest income (FTE), Net interest margin (FTE) and Net interest spread (FTE). Net interest income (FTE) is a non-GAAP measure that adjusts for the tax-favored status of net interest income from certain loans and investments. We believe this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. The most directly comparable financial measure calculated in accordance with GAAP is our net interest income. Net interest margin (FTE) is the ratio of net interest income (FTE) to average earning assets. The most directly comparable financial measure calculated in accordance with GAAP is our net interest margin. Net interest spread (FTE) is the difference in the average yield on average earning assets on a tax-equivalent basis and the average rate paid on average interest bearing liabilities. The most directly comparable financial measure calculated in accordance with GAAP is our net interest spread.
Efficiency ratio (FTE).  The efficiency ratio (FTE) is a non-GAAP measure that provides a measure of productivity in the banking industry. This ratio is calculated to measure the cost of generating one dollar of revenue. The ratio is designed to reflect the percentage of one dollar which must be expended to generate that dollar of revenue. We calculate this ratio by dividing noninterest expense, excluding amortization expense on intangibles and certain nonrecurring expense by the sum of net interest income (FTE) and noninterest income, excluding net gain (loss) on sale of securities available for sale and certain nonrecurring impairments. The most directly comparable financial measure calculated in accordance with GAAP is our efficiency ratio.
These non-GAAP financial measures should not be considered alternatives to GAAP-basis financial statements and other bank holding companies may define or calculate these non-GAAP measures or similar measures differently. Whenever we present a non-GAAP financial measure in an SEC filing, we are also required to present the most directly comparable financial measure calculated and presented in accordance with GAAP and reconcile the differences between the non-GAAP financial measure and such comparable GAAP measure.
Management believes adjusting net interest income, net interest margin and net interest spread to a fully taxable-equivalent basis is a standard practice in the banking industry as these measures provide useful information to make peer comparisons. Tax-equivalent adjustments are reflected in the respective earning asset categories as listed in the “Average Balances with Average Yields and Rates” tables.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About Southside Bancshares, Inc.
Southside Bancshares, Inc. is a bank holding company with approximately $7.33 billion in assets as of June 30, 2020, that owns 100% of Southside Bank.  Southside Bank currently has 59 branches in Texas and operates a network of 80 ATMs/ITMs.
During March 2020, the World Health Organization declared COVID-19 a global pandemic in response to the rapidly growing outbreak of the virus. COVID-19 has significantly impacted local, national and global economies due to stay-at-home orders and social distancing guidelines. In compliance with social distancing guidelines issued by federal, state and local governments, we initially closed all of our grocery store branches. As stay-at-home orders were issued by local governments in our market areas to combat the spread of the virus, we closed all traditional lobbies and wealth management and trust offices to walk-in customers,

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however, most of these traditional locations were offering certain services by appointment only. All other banking services were available to customers through our drive-thrus, ATMs/ITMs and automated telephone, internet and mobile banking products. After careful consideration and implementation of additional precautions, all locations were reopened on June 1, 2020. We have since made adjustments to select branch hours and openings, and we continue to closely monitor the COVID-19 situation.
To learn more about Southside Bancshares, Inc., please visit our investor relations website at https://investors.southside.com. Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Julie Shamburger at (903) 531-7134, or julie.shamburger@southside.com.

Forward-Looking Statements
Certain statements of other than historical fact that are contained in this press release and in other written material, documents and oral statements issued by or on behalf of the Company may be considered to be “forward-looking statements” within the meaning of and subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “likely,” “intend,” “probability,” “risk,” “target,” “objective,” “plans,” “potential,” and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions and estimates about the Company's future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions about trends in asset quality, capital, liquidity, the pace of loan and revenue growth, the Company's ability to sell nonperforming assets, expense reductions, planned operational efficiencies, earnings, successful integration of completed acquisitions and certain market risk disclosures, including the impact of interest rates, tax reform and other economic factors, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  The most recent factor that could cause future results to differ materially from those anticipated by our forward-looking statements include the negative impact of the COVID-19 pandemic on our business, financial position, operations and prospects, including our ability to continue our business activities in certain communities we serve, the duration of the pandemic and its continued effects on financial markets, a reduction in financial transactions and business activities resulting in decreased deposits and reduced loan originations, increases in unemployment rates impacting our borrowers' ability to repay their loans, our ability to manage liquidity in a rapidly changing and unpredictable market, additional interest rate changes by the Federal Reserve and other government actions in response to the pandemic, including additional quarantines, regulations or laws enacted to counter the effects of the COVID-19 pandemic on the economy.
Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, under “Part I - Item 1. Forward Looking Information” and “Part I - Item 1A. Risk Factors,” “the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, under Part II - Item 1A. Risk Factors” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Southside Bancshares, Inc.
Consolidated Financial Summary (Unaudited)
(Dollars in thousands)

	As of
	2020		2019
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
ASSETS
Cash and due from banks	$81,271	$71,727	$66,949	$92,300	$77,319
Interest earning deposits	19,535	40,486	43,748	22,524	54,642
Federal funds sold	—	—	—	—	560
Securities available for sale, at estimated fair value	2,679,521	2,813,024	2,358,597	2,240,381	2,088,787
Securities held to maturity, at net carrying value	120,384	134,491	134,863	140,955	147,091
Total securities	2,799,905	2,947,515	2,493,460	2,381,336	2,235,878
Federal Home Loan Bank stock, at cost	55,689	54,696	50,087	45,039	44,718
Loans held for sale	3,392	1,830	383	1,000	1,812
Loans	3,852,571	3,601,002	3,568,204	3,499,917	3,460,143
Less: Allowance for loan losses	(59,868)	(53,638)	(24,797)	(25,129)	(24,705)
Net loans	3,792,703	3,547,364	3,543,407	3,474,788	3,435,438
Premises & equipment, net	147,715	146,212	143,912	141,683	140,105
Goodwill	201,116	201,116	201,116	201,116	201,116
Other intangible assets, net	11,450	12,381	13,361	14,391	15,471
Bank owned life insurance	114,248	101,066	100,498	99,916	99,294
Other assets	102,587	149,245	91,992	67,982	66,517
Total assets	$7,329,611	$7,273,638	$6,748,913	$6,542,075	$6,372,870

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits	$1,398,179	$1,065,708	$1,040,112	$1,038,695	$1,028,861
Interest bearing deposits	3,672,365	3,673,415	3,662,657	3,452,072	3,450,395
Total deposits	5,070,544	4,739,123	4,702,769	4,490,767	4,479,256
Other borrowings and Federal Home Loan Bank borrowings	1,165,463	1,492,270	1,001,102	988,577	849,821
Subordinated notes, net of unamortized debt issuance costs	98,663	98,619	98,576	98,532	98,490
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,253	60,251	60,250	60,249	60,248
Other liabilities	117,083	87,575	81,636	93,497	97,290
Total liabilities	6,512,006	6,477,838	5,944,333	5,731,622	5,585,105
Shareholders' equity	817,605	795,800	804,580	810,453	787,765
Total liabilities and shareholders' equity	$7,329,611	$7,273,638	$6,748,913	$6,542,075	$6,372,870

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Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended
	2020		2019
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
Income Statement:
Total interest income	$58,495	$60,752	$60,533	$60,555	$60,672
Total interest expense	11,224	16,051	17,357	18,182	17,541
Net interest income	47,271	44,701	43,176	42,373	43,131
Provision for credit losses (1)	5,245	25,247	2,508	1,005	2,506
Net interest income after provision for credit losses	42,026	19,454	40,668	41,368	40,625
Noninterest income
Deposit services	5,532	6,279	6,647	6,753	6,652
Net gain on sale of securities available for sale	2,662	5,541	42	42	416
Gain on sale of loans	683	170	104	131	181
Trust fees	1,221	1,305	1,685	1,523	1,520
Bank owned life insurance	650	569	582	622	559
Brokerage services	499	580	531	555	477
Other	946	1,054	874	1,485	1,449
Total noninterest income	12,193	15,498	10,465	11,111	11,254
Noninterest expense
Salaries and employee benefits	18,629	19,643	19,406	18,388	17,891
Net occupancy	3,668	3,311	3,234	3,430	3,289
Advertising, travel & entertainment	292	832	791	593	733
ATM expense	233	224	236	232	246
Professional fees	1,082	1,195	1,142	1,192	1,069
Software and data processing	1,295	1,227	1,259	1,116	1,086
Communications	506	493	485	480	489
FDIC insurance	174	25	—	—	437
Amortization of intangibles	931	980	1,030	1,080	1,129
Other (1)	3,046	2,590	3,361	2,515	3,331
Total noninterest expense	29,856	30,520	30,944	29,026	29,700
Income before income tax expense	24,363	4,432	20,189	23,453	22,179
Income tax expense	2,809	479	2,854	3,661	3,569
Net income	$21,554	$3,953	$17,335	$19,792	$18,610

Common Share Data:
Weighted-average basic shares outstanding	33,016	33,691	33,790	33,773	33,726
Weighted-average diluted shares outstanding	33,083	33,805	33,934	33,901	33,876
Common shares outstanding end of period	33,032	33,012	33,823	33,795	33,749
Earnings per common share
Basic	$0.65	$0.12	$0.51	$0.59	$0.55
Diluted	0.65	0.12	0.51	0.58	0.55
Book value per common share	24.75	24.11	23.79	23.98	23.34
Tangible book value per common share (2)	18.32	17.64	17.45	17.60	16.92
Cash dividends paid per common share	0.31	0.31	0.34	0.31	0.31

Selected Performance Ratios:
Return on average assets	1.17%	0.23%	1.03%	1.23%	1.20%
Return on average shareholders’ equity	10.82	1.93	8.42	9.78	9.68
Return on average tangible common equity (2)	15.24	3.11	11.97	13.96	14.12
Average yield on earning assets (FTE) (2)	3.69	4.06	4.12	4.28	4.42
Average rate on interest bearing liabilities	0.87	1.30	1.46	1.60	1.61
Net interest spread (FTE) (2)	2.82	2.76	2.66	2.68	2.81
Net interest margin (FTE) (2)	3.02	3.03	2.98	3.03	3.17
Average earning assets to average interest bearing liabilities	129.03	126.22	128.00	128.33	128.99
Noninterest expense to average total assets	1.63	1.78	1.85	1.80	1.91
Efficiency ratio (FTE) (2)	48.29	51.91	53.87	50.53	51.44

(1)
Upon adoption of CECL on January 1, 2020, the provision for credit losses is the sum of the provision for loan losses and the provision for off-balance-sheet credit exposures. Prior to the adoption of CECL, the provision for off-balance-sheet credit exposures was included in other noninterest expense.

(2)	Refer to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

Page-8

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three Months Ended
	2020		2019
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
Nonperforming Assets:	$17,600	$17,403	$17,449	$29,747	$29,363
Nonaccrual loans (1)	5,639	5,221	4,963	17,148	16,376
Accruing loans past due more than 90 days (1)	—	—	—	—	—
Troubled debt restructured loans (2)	11,367	11,448	12,014	11,683	11,918
Other real estate owned	586	734	472	912	1,069
Repossessed assets	8	—	—	4	—

Asset Quality Ratios:
Nonaccruing loans to total loans	0.15%	0.14%	0.14%	0.49%	0.47%
Allowance for loan losses to nonaccruing loans	1,061.68	1,027.35	499.64	146.54	150.86
Allowance for loan losses to nonperforming assets	340.16	308.21	142.11	84.48	84.14
Allowance for loan losses to total loans	1.55	1.49	0.69	0.72	0.71
Nonperforming assets to total assets	0.24	0.24	0.26	0.45	0.46
Net charge-offs (recoveries) to average loans	0.01	0.06	0.32	0.07	0.23

Capital Ratios:
Shareholders’ equity to total assets	11.15	10.94	11.92	12.39	12.36
Common equity tier 1 capital	13.68	12.81	14.07	14.19	14.02
Tier 1 risk-based capital	15.06	14.13	15.46	15.61	15.46
Total risk-based capital	18.51	17.35	18.43	18.65	18.52
Tier 1 leverage capital	9.05	9.45	10.18	10.46	10.48
Period end tangible equity to period end tangible assets (3)	8.50	8.25	9.03	9.40	9.28
Average shareholders’ equity to average total assets	10.86	11.94	12.28	12.54	12.36

(1)
Prior to the adoption of CECL, excluded purchased credit impaired loans measured at fair value at acquisition if the timing and amount of cash flows expected to be collected from those sales could be reasonably estimated.

(2)	Prior to the adoption of CECL, included $0.8 million in PCI loans restructured as of December 31, 2019, September 30, 2019 and June 30, 2019.

(3)
Refer to the “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

Page-9

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Three Months Ended
	2020		2019
Loan Portfolio Composition	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
Real Estate Loans:
Construction	$570,801	$603,952	$644,948	$621,040	$579,565
1-4 Family Residential	761,815	787,875	787,562	792,638	782,073
Commercial	1,406,541	1,350,818	1,250,208	1,236,307	1,251,248
Commercial Loans	639,162	383,984	401,521	382,077	389,521
Municipal Loans	377,428	375,934	383,960	366,906	357,028
Loans to Individuals	96,824	98,439	100,005	100,949	100,708
Total Loans	$3,852,571	$3,601,002	$3,568,204	$3,499,917	$3,460,143

Summary of Changes in Allowances:
Allowance for Loan Losses
Balance at beginning of period	$53,638	$24,797	$25,129	$24,705	$24,155
Impact of CECL adoption (1) - cumulative effect adjustment	—	5,072	—	—	—
Impact of CECL adoption - purchased loans with credit deterioration	—	231	—	—	—
Loans charged-off	(546)	(995)	(3,251)	(1,000)	(2,397)
Recoveries of loans charged-off	436	451	411	419	441
Net loans (charged-off) recovered	(110)	(544)	(2,840)	(581)	(1,956)
Provision for (reversal of) for loan losses	6,340	24,082	2,508	1,005	2,506
Balance at end of period	$59,868	$53,638	$24,797	$25,129	$24,705

Allowance for Off-Balance-Sheet Credit Exposures
Balance at beginning of period	$7,460	$1,455	$1,540	$1,859	$1,834
Impact of CECL adoption (1)	—	4,840	—	—	—
Provision for (reversal of) off-balance-sheet credit exposures (2)	(1,095)	1,165	(85)	(319)	25
Balance at end of period	$6,365	$7,460	$1,455	$1,540	$1,859
Total Allowance for Credit Losses	$66,233	$61,098	$26,252	$26,669	$26,564

(1)
We adopted ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” on January 1, 2020. ASU 2016-13 replaced the incurred loss model with an expected loss methodology that is referred to as current expected credit losses (“CECL”). Adoption of this guidance on January 1, 2020, resulted in a cumulative-effect adjustment to reduce retained earnings by $7.8 million, net of tax.

(2)	Prior to the adoption of CECL on January 1, 2020, the provision for off-balance-sheet credit exposures was included in other noninterest expense.

Page-10

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars and shares in thousands, except per share data)

	Six Months Ended
	June 30,
	2020	2019
Income Statement:
Total interest income	$119,247	$119,699
Total interest expense	27,275	35,443
Net interest income	91,972	84,256
Provision for credit losses (1)	30,492	1,588
Net interest income after provision for credit losses	61,480	82,668
Noninterest income
Deposit services	11,811	12,638
Net gain on sale of securities available for sale	8,203	672
Gain on sale of loans	853	274
Trust fees	2,526	3,061
Bank owned life insurance	1,219	1,103
Brokerage services	1,079	994
Other	2,000	2,050
Total noninterest income	27,691	20,792
Noninterest expense
Salaries and employee benefits	38,272	35,937
Net occupancy	6,979	6,464
Advertising, travel & entertainment	1,124	1,580
ATM expense	457	426
Professional fees	2,277	2,383
Software and data processing	2,522	2,162
Communications	999	976
FDIC insurance	199	859
Amortization of intangibles	1,911	2,308
Other (1)	5,636	6,232
Total noninterest expense	60,376	59,327
Income before income tax expense	28,795	44,133
Income tax expense	3,288	6,706
Net income	$25,507	$37,427

Common Share Data:
Weighted-average basic shares outstanding	33,353	33,711
Weighted-average diluted shares outstanding	33,445	33,862
Common shares outstanding end of period	33,032	33,749
Earnings per common share
Basic	$0.76	$1.11
Diluted	0.76	1.11
Book value per common share	24.75	23.34
Tangible book value per common share (2)	18.32	16.92
Cash dividends paid per common share	0.62	0.61

Selected Performance Ratios:
Return on average assets	0.72%	1.20%
Return on average shareholders’ equity	6.31	10.00
Return on average tangible common equity (2)	9.06	14.75
Average yield on earning assets (FTE) (2)	3.87	4.37
Average rate on interest bearing liabilities	1.08	1.61
Net interest spread (FTE) (2)	2.79	2.76
Net interest margin (FTE) (2)	3.02	3.12
Average earning assets to average interest bearing liabilities	127.66	128.34
Noninterest expense to average total assets	1.70	1.91
Efficiency ratio (FTE) (2)	50.06	52.53

(1)
Upon adoption of CECL on January 1, 2020, the provision for credit losses is the sum of the provision for loan losses and the provision for off-balance-sheet credit exposures. Prior to the adoption of CECL, the provision for off-balance-sheet credit exposures was included in other noninterest expense.

(2)	Refer to “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

Page-11

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands)

	Six Months Ended
	June 30,
	2020	2019
Nonperforming Assets:	$17,600	$29,363
Nonaccrual loans (1)	5,639	16,376
Accruing loans past due more than 90 days (1)	—	—
Troubled debt restructured loans (2)	11,367	11,918
Other real estate owned	586	1,069
Repossessed assets	8	—

Asset Quality Ratios:
Nonaccruing loans to total loans	0.15%	0.47%
Allowance for loan losses to nonaccruing loans	1,061.68	150.86
Allowance for loan losses to nonperforming assets	340.16	84.14
Allowance for loan losses to total loans	1.55	0.71
Nonperforming assets to total assets	0.24	0.46
Net charge-offs (recoveries) to average loans	0.04	0.24

Capital Ratios:
Shareholders’ equity to total assets	11.15	12.36
Common equity tier 1 capital	13.68	14.02
Tier 1 risk-based capital	15.06	15.46
Total risk-based capital	18.51	18.52
Tier 1 leverage capital	9.05	10.48
Period end tangible equity to period end tangible assets (3)	8.50	9.28
Average shareholders’ equity to average total assets	11.38	12.03

(1)
Prior to the adoption of CECL, excluded purchased credit impaired loans measured at fair value at acquisition if the timing and amount of cash flows expected to be collected from those sales could be reasonably estimated.

(2)	Prior to the adoption of CECL, included $0.8 million in PCI loans restructured as of June 30, 2019.

(3)
Refer to the “Non-GAAP Reconciliation” at the end of the financial statement tables in this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

Page-12

Southside Bancshares, Inc.
Consolidated Financial Highlights (Unaudited)
(Dollars and shares in thousands, except per share data)

	Six Months Ended
	June 30,
Loan Portfolio Composition	2020	2019
Real Estate Loans:
Construction	$570,801	$579,565
1-4 Family Residential	761,815	782,073
Commercial	1,406,541	1,251,248
Commercial Loans	639,162	389,521
Municipal Loans	377,428	357,028
Loans to Individuals	96,824	100,708
Total Loans	$3,852,571	$3,460,143

Summary of Changes in Allowances:
Allowance for Loan Losses
Balance at beginning of period	$24,797	$27,019
Impact of CECL adoption (1) - cumulative effect adjustment	5,072	—
Impact of CECL adoption - purchased loans with credit deterioration	231	—
Loans charged-off	(1,541)	(4,682)
Recoveries of loans charged-off	887	780
Net loans (charged-off) recovered	(654)	(3,902)
Provision for (reversal of) for loan losses	30,422	1,588
Balance at end of period	$59,868	$24,705

Allowance for Off-Balance-Sheet Credit Exposures
Balance at beginning of period	$1,455	$1,890
Impact of CECL adoption (1)	4,840	—
Provision for (reversal of) off-balance-sheet credit exposures (2)	70	(31)
Balance at end of period	$6,365	$1,859
Total Allowance for Credit Losses	$66,233	$26,564

(1)
We adopted ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” on January 1, 2020. ASU 2016-13 replaced the incurred loss model with an expected loss methodology that is referred to as current expected credit losses (“CECL”). Adoption of this guidance on January 1, 2020, resulted in a cumulative-effect adjustment to reduce retained earnings by $7.8 million, net of tax.

(2)	Prior to the adoption of CECL on January 1, 2020, the provision for off-balance-sheet credit exposures was included in other noninterest expense.

Page-13

Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

The tables that follow show average earning assets and interest bearing liabilities together with the average yield on the earning assets and the average rate of the interest bearing liabilities for the periods presented. The interest and related yields presented are on a fully taxable-equivalent basis and are therefore non-GAAP measures. See “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” for more information.

	Three Months Ended
	June 30, 2020			March 31, 2020
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,826,383	$39,766	4.18%	$3,587,143	$42,554	4.77%
Loans held for sale	3,213	28	3.50%	831	9	4.36%
Securities:
Taxable investment securities (2)	94,247	732	3.12%	70,293	512	2.93%
Tax-exempt investment securities (2)	1,320,772	11,560	3.52%	888,906	7,837	3.55%
Mortgage-backed and related securities (2)	1,359,941	9,044	2.67%	1,598,374	11,534	2.90%
Total securities	2,774,960	21,336	3.09%	2,557,573	19,883	3.13%
Federal Home Loan Bank stock, at cost, and equity investments	67,582	360	2.14%	62,976	425	2.71%
Interest earning deposits	24,097	23	0.38%	40,236	180	1.80%
Total earning assets	6,696,235	61,513	3.69%	6,248,759	63,051	4.06%
Cash and due from banks	78,326			76,739
Accrued interest and other assets	660,411			611,017
Less: Allowance for loan losses	(55,908)			(30,373)
Total assets	$7,379,064			$6,906,142
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$426,420	187	0.18%	$384,863	237	0.25%
Certificates of deposits	1,187,665	4,817	1.63%	1,362,427	6,346	1.87%
Interest bearing demand accounts	2,013,770	1,225	0.24%	1,975,837	3,336	0.68%
Total interest bearing deposits	3,627,855	6,229	0.69%	3,723,127	9,919	1.07%
Federal Home Loan Bank borrowings	1,197,097	2,929	0.98%	999,070	3,974	1.60%
Subordinated notes, net of unamortized debt issuance costs	98,641	1,412	5.76%	98,597	1,411	5.76%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,252	491	3.28%	60,234	600	4.01%
Other borrowings	205,724	163	0.32%	69,846	147	0.85%
Total interest bearing liabilities	5,189,569	11,224	0.87%	4,950,874	16,051	1.30%
Noninterest bearing deposits	1,310,651			1,042,341
Accrued expenses and other liabilities	77,431			88,168
Total liabilities	6,577,651			6,081,383
Shareholders’ equity	801,413			824,759
Total liabilities and shareholders’ equity	$7,379,064			$6,906,142
Net interest income (FTE)		$50,289			$47,000
Net interest margin (FTE)			3.02%			3.03%
Net interest spread (FTE)			2.82%			2.76%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of June 30, 2020 and March 31, 2020, loans totaling $5.6 million and $5.2 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

Page-14

Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	December 31, 2019			September 30, 2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,540,274	$43,166	4.84%	$3,477,187	$43,780	5.00%
Loans held for sale	1,114	9	3.21%	2,497	26	4.13%
Securities:
Taxable investment securities (2)	10,083	86	3.38%	3,000	26	3.44%
Tax-exempt investment securities (2)	699,868	6,431	3.65%	555,835	5,328	3.80%
Mortgage-backed and related securities (2)	1,674,503	12,197	2.89%	1,660,331	12,569	3.00%
Total securities	2,384,454	18,714	3.11%	2,219,166	17,923	3.20%
Federal Home Loan Bank stock, at cost, and equity investments	59,743	437	2.90%	57,108	422	2.93%
Interest earning deposits	44,039	247	2.23%	26,746	206	3.06%
Total earning assets	6,029,624	62,573	4.12%	5,782,704	62,357	4.28%
Cash and due from banks	72,018			73,815
Accrued interest and other assets	574,124			570,657
Less: Allowance for loan losses	(25,618)			(24,938)
Total assets	$6,650,148			$6,402,238
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$372,798	262	0.28%	$367,615	270	0.29%
Certificates of deposit	1,204,392	6,172	2.03%	1,118,410	6,011	2.13%
Interest bearing demand accounts	1,936,969	4,067	0.83%	1,966,764	5,085	1.03%
Total interest bearing deposits	3,514,159	10,501	1.19%	3,452,789	11,366	1.31%
Federal Home Loan Bank borrowings	1,019,844	4,716	1.83%	881,088	4,647	2.09%
Subordinated notes, net of unamortized debt issuance costs	98,554	1,426	5.74%	98,511	1,425	5.74%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,250	643	4.23%	60,248	685	4.51%
Other borrowings	17,874	71	1.58%	13,401	59	1.75%
Total interest bearing liabilities	4,710,681	17,357	1.46%	4,506,037	18,182	1.60%
Noninterest bearing deposits	1,049,211			1,020,325
Accrued expenses and other liabilities	73,408			72,923
Total liabilities	5,833,300			5,599,285
Shareholders’ equity	816,848			802,953
Total liabilities and shareholders’ equity	$6,650,148			$6,402,238
Net interest income (FTE)		$45,216			$44,175
Net interest margin (FTE)			2.98%			3.03%
Net interest spread (FTE)			2.66%			2.68%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of December 31, 2019 and September 30, 2019, loans totaling $5.0 million and $17.1 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

Page-15

Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Three Months Ended
	June 30, 2019
	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,387,323	$43,559	5.16%
Loans held for sale	1,965	21	4.29%
Securities:
Taxable investment securities (2)	3,000	27	3.61%
Tax-exempt investment securities (2)	459,996	4,513	3.94%
Mortgage-backed and related securities (2)	1,680,109	13,246	3.16%
Total securities	2,143,105	17,786	3.33%
Federal Home Loan Bank stock, at cost, and equity investments	52,311	440	3.37%
Interest earning deposits	66,017	411	2.50%
Federal funds sold	3,365	39	4.65%
Total earning assets	5,654,086	62,256	4.42%
Cash and due from banks	78,757
Accrued interest and other assets	534,835
Less: Allowance for loan losses	(24,838)
Total assets	$6,242,840
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$365,205	262	0.29%
Certificates of deposit	1,119,464	5,861	2.10%
Interest bearing demand accounts	1,969,593	5,334	1.09%
Total interest bearing deposits	3,454,262	11,457	1.33%
Federal Home Loan Bank borrowings	755,748	3,899	2.07%
Subordinated notes, net of unamortized debt issuance costs	98,469	1,410	5.74%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,247	718	4.78%
Other borrowings	14,530	57	1.57%
Total interest bearing liabilities	4,383,256	17,541	1.61%
Noninterest bearing deposits	1,014,746
Accrued expenses and other liabilities	73,494
Total liabilities	5,471,496
Shareholders’ equity	771,344
Total liabilities and shareholders’ equity	$6,242,840
Net interest income (FTE)		$44,715
Net interest margin (FTE)			3.17%
Net interest spread (FTE)			2.81%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of June 30, 2019, loans totaling $16.4 million were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

Page-16

Southside Bancshares, Inc.
Average Balances and Average Yields and Rates (Annualized) (Unaudited)
(Dollars in thousands)

	Six Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Loans (1)	$3,706,763	$82,320	4.47%	$3,342,244	$85,769	5.17%
Loans held for sale	2,022	37	3.68%	1,292	28	4.37%
Securities:
Taxable investment securities (2)	82,270	1,244	3.04%	3,000	55	3.70%
Tax-exempt investment securities (2)	1,104,839	19,397	3.53%	559,041	10,245	3.70%
Mortgage-backed and related securities (2)	1,479,157	20,578	2.80%	1,663,926	25,720	3.12%
Total securities	2,666,266	41,219	3.11%	2,225,967	36,020	3.26%
Federal Home Loan Bank stock, at cost, and equity investments	65,279	785	2.42%	53,034	795	3.02%
Interest earning deposits	32,167	203	1.27%	65,357	797	2.46%
Federal funds sold	—	—	—	5,489	86	3.16%
Total earning assets	6,472,497	124,564	3.87%	5,693,383	123,495	4.37%
Cash and due from banks	77,533			80,940
Accrued interest and other assets	635,540			523,926
Less: Allowance for loan losses	(43,141)			(25,943)
Total assets	$7,142,429			$6,272,306
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings accounts	$405,642	424	0.21%	$362,947	520	0.29%
Certificates of deposit	1,275,046	11,163	1.76%	1,136,738	11,558	2.05%
Interest bearing demand accounts	1,994,803	4,561	0.46%	1,976,205	10,620	1.08%
Total interest bearing deposits	3,675,491	16,148	0.88%	3,475,890	22,698	1.32%
Federal Home Loan Bank borrowings	1,098,083	6,903	1.26%	785,901	8,356	2.14%
Subordinated notes, net of unamortized debt issuance costs	98,619	2,823	5.76%	98,448	2,810	5.76%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,252	1,091	3.64%	60,247	1,447	4.84%
Other borrowings	137,785	310	0.45%	15,653	132	1.70%
Total interest bearing liabilities	5,070,230	27,275	1.08%	4,436,139	35,443	1.61%
Noninterest bearing deposits	1,176,496			1,000,623
Accrued expenses and other liabilities	82,617			81,167
Total liabilities	6,329,343			5,517,929
Shareholders’ equity	813,086			754,377
Total liabilities and shareholders’ equity	$7,142,429			$6,272,306
Net interest income (FTE)		$97,289			$88,052
Net interest margin (FTE)			3.02%			3.12%
Net interest spread (FTE)			2.79%			2.76%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of June 30, 2020 and 2019, loans totaling $5.6 million and $16.4 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

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Southside Bancshares, Inc.
Non-GAAP Reconciliation (Unaudited)
(Dollars and shares in thousands, except per share data)

The following tables set forth the reconciliation of return on average common equity to return on average tangible common equity, book value per share to tangible book value per share, net interest income to net interest income adjusted to a fully taxable-equivalent basis assuming a 21% marginal tax rate for interest earned on tax-exempt assets such as municipal loans and investment securities, along with the calculation of total revenue, adjusted noninterest expense, efficiency ratio (FTE), net interest margin (FTE) and net interest spread (FTE) for the applicable periods presented.

	Three Months Ended					Six Months Ended
	2020		2019			June 30,
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	2020	2019
Reconciliation of return on average common equity to return on average tangible common equity:
Net income	$21,554	$3,953	$17,335	$19,792	$18,610	$25,507	$37,427
After-tax amortization expense	735	774	814	853	892	1,510	1,823
Adjusted net income available to common shareholders	$22,289	$4,727	$18,149	$20,645	$19,502	$27,017	$39,250

Average shareholders' equity	$801,413	$824,759	$816,848	$802,953	$771,344	$813,086	$754,377
Less: Average intangibles for the period	(213,135)	(214,104)	(215,101)	(216,169)	(217,266)	(213,620)	(217,849)
Average tangible shareholders' equity	$588,278	$610,655	$601,747	$586,784	$554,078	$599,466	$536,528

Return on average tangible common equity	15.24%	3.11%	11.97%	13.96%	14.12%	9.06%	14.75%

Reconciliation of book value per share to tangible book value per share:
Common equity at end of period	$817,605	$795,800	$804,580	$810,453	$787,765	$817,605	$787,765
Less: Intangible assets at end of period	(212,566)	(213,497)	(214,477)	(215,507)	(216,587)	(212,566)	(216,587)
Tangible common shareholders' equity at end of period	$605,039	$582,303	$590,103	$594,946	$571,178	$605,039	$571,178

Total assets at end of period	$7,329,611	$7,273,638	$6,748,913	$6,542,075	$6,372,870	$7,329,611	$6,372,870
Less: Intangible assets at end of period	(212,566)	(213,497)	(214,477)	(215,507)	(216,587)	(212,566)	(216,587)
Tangible assets at end of period	$7,117,045	$7,060,141	$6,534,436	$6,326,568	$6,156,283	$7,117,045	$6,156,283

Period end tangible equity to period end tangible assets	8.50%	8.25%	9.03%	9.40%	9.28%	8.50%	9.28%

Common shares outstanding end of period	33,032	33,012	33,823	33,795	33,749	33,032	33,749
Tangible book value per common share	$18.32	$17.64	$17.45	$17.60	$16.92	$18.32	$16.92

Reconciliation of efficiency ratio to efficiency ratio (FTE), net interest margin to net interest margin (FTE) and net interest spread to net interest spread (FTE):
Net interest income (GAAP)	$47,271	$44,701	$43,176	$42,373	$43,131	$91,972	$84,256
Tax equivalent adjustments:
Loans	679	668	653	641	598	1,347	1,196
Tax-exempt investment securities	2,339	1,631	1,387	1,161	986	3,970	2,600
Net interest income (FTE) (1)	50,289	47,000	45,216	44,175	44,715	97,289	88,052
Noninterest income	12,193	15,498	10,465	11,111	11,254	27,691	20,792
Nonrecurring income (2)	(2,662)	(5,541)	(42)	(42)	(557)	(8,203)	(386)
Total revenue	$59,820	$56,957	$55,639	$55,244	$55,412	$116,777	$108,458

Noninterest expense	$29,856	$30,520	$30,944	$29,026	$29,700	$60,376	$59,327
Pre-tax amortization expense	(931)	(980)	(1,030)	(1,080)	(1,129)	(1,911)	(2,308)
Nonrecurring expense (3)	(39)	29	56	(33)	(67)	(10)	(49)
Adjusted noninterest expense	$28,886	$29,569	$29,970	$27,913	$28,504	$58,455	$56,970

Efficiency ratio	50.85%	54.10%	55.92%	52.23%	52.95%	52.44%	54.43%
Efficiency ratio (FTE) (1)	48.29%	51.91%	53.87%	50.53%	51.44%	50.06%	52.53%

Average earning assets	$6,696,235	$6,248,759	$6,029,624	$5,782,704	$5,654,086	$6,472,497	$5,693,383

Net interest margin	2.84%	2.88%	2.84%	2.91%	3.06%	2.86%	2.98%
Net interest margin (FTE) (1)	3.02%	3.03%	2.98%	3.03%	3.17%	3.02%	3.12%

Net interest spread	2.64%	2.61%	2.52%	2.55%	2.69%	2.62%	2.63%
Net interest spread (FTE) (1)	2.82%	2.76%	2.66%	2.68%	2.81%	2.79%	2.76%

(1)	These amounts are presented on a fully taxable-equivalent basis and are non-GAAP measures.

(2)	These adjustments may include net gain and loss on sale of securities available for sale and loss on fair value hedges, in the periods where applicable.

(3)	These adjustments may include foreclosure expenses, in the periods where applicable.

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